UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

McDONALD’S CORPORATION

(Name of Registrant as Specified In Its Charter)

BARBERRY CORP.

CARL C. ICAHN

LESLIE SAMUELRICH

MAISIE LUCIA GANZLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 16, 2022, Leslie Samuelrich issued a statement regarding McDonald’s Corporation, a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BARBERRY CORP. AND CARL C. ICAHN FROM THE STOCKHOLDERS OF MCDONALD’S CORPORATION FOR USE AT ITS 2022 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MCDONALD’S CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THIS SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN MCDONALD’S CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF MCDONALD’S CORPORATION AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies from stockholders of McDonald’s Corporation (the “Company” or “McDonald’s”) may be deemed to include the following: (i) Barberry Corp., a Delaware corporation (“Barberry”); (ii) Carl C. Icahn, a citizen of the United States of America; (iii) Leslie Samuelrich, a citizen of the United States of America; and (iv) Maisie Lucia Ganzler, a citizen of the United States of America.

The principal business address of each of Barberry and Mr. Icahn is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160. The principal business address of each of Ms. Samuelrich and Ms. Ganzler is set forth below.

Barberry is the holder of record of 100 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), and is the beneficial owner of such Shares.

Carl C. Icahn is the sole stockholder of Barberry. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by Barberry. Barberry is primarily engaged in the business of investing in securities. Carl C. Icahn’s present principal occupation or employment is serving as: (i) Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., through which Mr. Icahn manages various private investment funds; (ii) Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a Nasdaq listed diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, real estate and home fashion; and (iii) Chairman of the Board and a director of Starfire Holding Corporation (“Starfire”), a holding company engaged in the business of investing in and/or holding securities of various entities, and as Chairman of the Board and a director of various of Starfire’s subsidiaries.

Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), an affiliate of Barberry, is the holder of record of 100 Shares (and is the beneficial owner of such Shares). Mr. Icahn, by virtue of his relationship to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which Icahn Partners directly beneficially owns. Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

Mr. Icahn beneficially owns, in the aggregate, 200 Shares, representing less than 0.1% of the outstanding Shares (based upon 747,245,427 Shares stated to be outstanding as of September 30, 2021, by the Company in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 1, 2021).

Leslie Samuelrich is currently the President of Green Century Capital Management, where she has been employed since 2012, focusing on the firm’s investment strategies, business development, and impact investing program. Ms. Samuelrich is currently, and has been since June 2020, a director of the Environmental Action Research Center. Since June 2017, she also is the President and director of Green Corps. Since 1994, Ms. Samuelrich has been the Vice Chair and director of Green Corps Campaigns. Ms. Samuelrich has been a director of the National Center for Public Interest since September 2019, the Progressive Future Network since March 2016, and the Progressive Future Education Network since February 2016. Ms. Samuelrich has more than 25 years of experience in ESG investing, corporate engagement, and environmental and public health programs. Her comments have appeared in The Wall Street Journal, Bloomberg, the New York Times, Responsible Investor, Barron’s, and many other outlets. She was elected for two terms and served on the Board of Directors of the Forum for Sustainable and Responsible Investment (US SIF) and the Advisory Board of the Intentional Endowments Network. She is a guest lecturer on impact investing at The Wharton School and annually presents at dozens of national and regional industry conferences and events. Ms. Samuelrich was honored with the 2019 SRI Service Award, which recognizes an “individual who has demonstrated leadership, innovation, high standards of professional conduct, and accomplishment in collaboration with other SRI industry leaders.” She also was selected as one of the “43 World-Changing Women in Conscious Business” in 2020. She holds a BA in Economics from Boston College. Ms. Samuelrich’s significant experience in ESG investing, corporate engagement, environmental and public health programs, as well as her experience as an investment professional, make her well qualified to serve on the board of the Company. Ms. Samuelrich’s business address is 114 State Street, Suite 200, Boston, MA 02109. Ms. Samuelrich does not own, and has not owned during the past two years, directly or indirectly, beneficially or of record, any class of securities of the Company, including the Shares.

Maisie Lucia Ganzler is currently the Chief Strategy & Brand Officer of Bon Appétit Management Company, which is a wholly owned subsidiary of Compass Group. Bon Appétit Management Company is an on-site restaurant company offering full food-service management to corporations, universities, museums, and specialty venues, and currently operates 1,000 cafes in 33 states. Ms. Ganzler oversees purchasing, culinary, marketing, communications, wellness, and guest-facing technology. Ms. Ganzler has been employed by Bon Appétit Management Company since 1994, except for an 18-month period beginning in June 1996, where Ms. Ganzler was employed by World Wrapps. For more than two decades, Ms. Ganzler has helped drive commitment to ethical sourcing that covers labor rights, animal welfare, sustainably and local procurement. Ms. Ganzler currently serves, and has since 2019, as a director of Air Protein, a modern food company that aims to develop sustainable protein from air. Since 2015, she has served as a member of the board of Equitable Food Initiative, a non-profit certification and skill-building organization that seeks to transform agriculture and improve the lives of farmworkers. From 2015 to 2021, Ms. Ganzler served as a member of the board of FoodWhat, which serves low-income and struggling teenage youth across Santa Cruz County who suffer disproportionately from common problems associated with poverty. Ms. Ganzler holds a BA in Hotel Administration from Cornell University. Ms. Ganzler has extensive experience in the restaurant and food service industry, as well as matters involving labor, animal welfare, sustainability, and procurement, which make her well qualified to serve on the board of the Company. Ms. Ganzler’s business address is 201 Redwood Shores Parkway #100, Redwood Shores, CA 94065. Ms. Ganzler does not own, and has not owned during the past two years, directly or indirectly, beneficially or of record, any class of securities of the Company, including the Shares.

***

Exhibit 1

McDonald’s Breaks Animal Welfare Pledge - Now Faces Board Battle

March 16, 2022

Leslie Samuelrich

On February 20, 2022, McDonald’s confirmed that Carl Icahn nominated both Maisie Ganzler and me for the company’s board of directors in response to McDonald’s failure to meet a public pledge it made ten years ago to end the egregiously cruel and controversial practice of pig gestation crates by this year. McDonald’s falsely maintains it’s making progress towards this goal when sows in their supply chain are still immobilized in tiny stalls, not much bigger than their bodies, for several weeks of each pregnancy. They can’t even turn around, and it’s months of confinement in a tiny cage.

Pigs and other animals farmed for food are social, intelligent and sentient beings with a range of emotions that include fear and distress. Those in today’s highly industrialized systems endure reprehensible, often life-long suffering that has no resemblance to their natural existence. The public is increasingly concerned about their treatment, supporting laws that ensure more humane practices that eradicate the most heinous abuses such as extreme confinement. Many states have banned gestation crates and California’s Proposition 12 hits this cruelty the hardest.

Companies like McDonald’s that do not proactively prioritize animal welfare or continuously improve their standards put themselves—and investors—at reputational and regulatory risk. In a briefing on gestation crates, Farm Animal Investment Risk & Return (FAIRR) notes, “The rise in consumer and investor activism makes the practice a liability for food companies.” In many cases, mismanagement by top leadership means poor oversight of animal welfare enhancements and commitments (and often other ESG-related concerns).

Companies must hear the calls for a more humane food system. Pressure on animal welfare from the public, NGOs and investors will persist. McDonald’s right now is a microcosm of what the industry will face if the most obscene and needless practices of confinement do not end. Other dubious practices include castrating animals without pain relief and providing barren living conditions without enrichments like straw bedding.

Companies need well-governed animal welfare committees with strong oversight of measurable and verifiable targets. The proxy battle at McDonald’s shows that animal welfare clearly needs more attention from shareholders, investors and financial advisors. As Kiran Aziz, the head of responsible investment at Norway’s largest pension fund, recently said: “The welfare of livestock is rising up the ESG agenda at a rapid pace and we hope to help accelerate this.”

McDonald’s is one of the world’s most well-known and successful restaurant companies and has the power to lead and drive change. It has broken its 10-year-old promise to improve, made to multiple stakeholders on a significant ESG risk, and is tarnishing its reputation. Today the public battle for board seats shows that companies must listen to what consumers and investors clearly want and expect for better animal welfare.

Leslie Samuelrich

President, Green Century Capital Management